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                             SUPPLEMENTARY BENEFIT

                            CASH VALUE ENHANCEMENT

This benefit is part of your policy. Except where the benefit provides otherwise, it is subject to all the provisions of your policy.

Effective Date. The benefit takes effect on the Policy Date.

Benefit. This benefit enhances the Cash Surrender Value accumulated under the policy during the Surrender Charge Period. The enhancement will apply only in determining the Net Cash Surrender Value on a full surrender, and under the Default provision of the policy.

The benefit enhances the Cash Surrender Value by providing for the deduction of a Surrender Charge that is less than the amount that would otherwise have been deducted.

The enhancement in Cash Surrender Value is equal to the Surrender Charge multiplied by the applicable Cash Value Enhancement Factor in the following table.

                       Table of Cash Value Enhancement Factors
                       ---------------------------------------
                       Policy Year         Applicable Factor
                       -----------         -----------------
                              1                   90%
                              2                   80%
                              3                   60%
                              4                   40%
                              5                   20%
                       6 and thereafter            0%

Benefit Cost. A one-time charge of $500.00 is payable in full at issue in order for the benefit to take effect.

Exceptions. The enhancement in cash value is not available for the following transactions:

(a) policy loans;

(b) partial Net Cash Surrender Value withdrawals; and

(c) surrenders and exchanges to transfer to another policy under the Internal Revenue Code Section 1035.

Termination. This benefit terminates when the policy terminates. It cannot be terminated prior to the policy.

                                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                                                        [GRAPHICS APPEARS HERE]

                                                               President